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EXHIBIT 12 - STATEMENT  RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(DOLLAR AMOUNTS IN THOUSANDS)
(UNAUDITED)



                      Three Months Ended                      Fiscal Year Ended
                       April 30   May 1    January 29   January 30   February  1  February  2 February 3
                        1994      1993       1994         1993         1992         1991         1990 *
Consolidated
    pretax income      $77,911   $76,148     $399,534     $375,330    $322,157     $280,778     $227,892
Fixed charges (less
 capitalized interest)  35,126    37,301      152,604      142,892     128,925      115,125      107,782

EARNINGS              $113,037  $113,449     $552,138     $518,222    $451,082     $395,903     $335,674


Interest               $30,652   $33,003     $130,915     $121,940    $109,386      $97,032      $91,836
Preferred stock
 dividends                   9         9           36           35          34           34           34
Capitalized interest       301       459        1,882        1,646       3,574        1,928        1,504
Interest factor in rent
 expense                 4,465     4,289       21,653       20,917      19,505       18,059       15,912

FIXED CHARGES          $35,427   $37,760     $154,486     $144,538    $132,499     $117,053     $109,286


Ratio of earnings to
 fixed charges            3.19      3.00         3.57         3.59        3.40         3.38         3.07


 * 53 Weeks
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